Execution Version

Exhibit 10.18(J)

SIXTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Sixth Amendment to Search and Advertising Services and Sales Agreement (this “Sixth Amendment”) is entered into to be effective as of October 14, 2011 (“Sixth Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”); and

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the same meanings given in the Agreement.

2. United States and Canada RPS Guarantee Extension.

(a) For the United States and Canada, [*] additional True-Up Periods of [*] each will be added and they will commence on April 1, 2012. The intended effect is that the Guarantee Term in the United States and Canada will last until March 31, 2013.

(b) The last sentence of Section 2 of Exhibit E, as previously amended, will be deleted and replaced with the following:

“The “Guarantee Term” for each country refers collectively to all of its True-Up Periods, including any additional True-Up Periods associated with additional RPSG periods pursuant to the [*] and Sixth Amendments to this Agreement.”

(c) The parties’ intention is that the additional True-Up Periods in the United States and Canada added by Section 2(a) above will be treated in a comparable manner as the [*] True-Up Periods as described in amended Sections [*] and [*] but for clarity using the data (including Guarantee Adjustor calculations) associated with these additional True-Up Periods rather than the data (including Guarantee Adjustor calculations) associated with the [*] True-Up Periods. Accordingly, Section [*] of the Agreement shall be amended to add a new subsection (6) as follows:

“(6) [*].”

(d) Any Guarantee Amounts payable to Yahoo! during the additional True-Up Periods in the United States and Canada added by Section 2(a) above shall be [*] for purposes of calculating the [*] referenced in Section [*] of the Agreement.

3. Section 19.3.1(b) of the Agreement will be deleted in its entirety and replaced with the following:

Confidential	1

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

“(b) After [*], Yahoo! may terminate this Agreement if there is a Material Decline; provided however, if Yahoo! provides notice to Microsoft of its desire to terminate under subsection (i) of the definition of “Material Decline” during the first [*] after [*] in the United States due to such Material Decline, then Microsoft has the option (which must be exercised within 30 days of Yahoo!’s notice of desire to terminate) to extend the Guarantee Term in the United States to cover an additional [*] commencing on [*] in which case Yahoo! may not terminate during such [*] period for a Material Decline under subsection (i) of the definition of “Material Decline” although Yahoo! could still terminate under subsection (ii) of such definition if applicable. Yahoo! will provide sufficient advance notice to Microsoft of its intent to terminate under this Section 19.3.1(b) to allow Microsoft to exercise its rights hereunder. If Microsoft does not extend the US Guarantee Term following a Material Decline after [*] then Yahoo! shall be entitled to terminate this Agreement.”

4. Miscellaneous. This Sixth Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles. This Sixth Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Sixth Amendment may be amended or modified only by a written agreement that (a) refers to this Sixth Amendment; and (b) is executed by an authorized representative of each party. This Sixth Amendment shall be binding on the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Sixth Amendment shall not be construed to alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Sixth Amendment and any provisions of the Agreement, this Sixth Amendment shall control with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Sixth Amendment as of the Sixth Amendment Effective Date.

YAHOO! INC.		MICROSOFT CORPORATION

By:	/s/ Lawrence Mann	By:	/s/ Gregory J. Nelson
Name:	Lawrence Mann	Name:	Gregory J. Nelson
Title:	SVP Engineering Ops	Title:	General Manager, Search Alliance

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[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.